Exhibit 99.4

Sabra Health Care REIT, Inc. Announces Chief Financial Officer Transition

IRVINE, CA (BUSINESSWIRE) Sabra Health Care REIT, Inc. (“Sabra,” the “Company” or “we”) (Nasdaq: SBRA) today announced that Harold Andrews, Sabra’s Executive Vice President, Chief Financial Officer and Secretary, has decided to retire effective December 31, 2021 and Michael Costa, Sabra’s Executive Vice President – Finance and Chief Accounting Officer, is expected to be elevated to the role of Sabra’s Chief Financial Officer effective January 1, 2022. Mr. Andrews is expected to remain in a consulting role with Sabra pursuant to a two-year consulting arrangement that Sabra expects to enter into with Mr. Andrews at the time of his retirement. Sabra will also begin searching for a replacement for Mr. Costa’s current position with the goal of filling that role by year end.

Commenting on the CFO transition, Sabra’s Chairman and Chief Executive Officer, Rick Matros said,
“Sabra is the third adventure Harold and I have had together. When I contemplated the idea of doing the spin twelve years ago, Harold had retired after we had sold our prior company. I talked him out of retirement, but he said would only give me two years or so to help get the company going in the right direction. Two years turned to eleven and here we are with Harold finally making good on his retirement pledge. I've been blessed to have had the honor of working side by side with Harold all these years and I know Talya, Mike and the rest of the Sabra team and Board feel the same. We are a better company because of Harold. He will be consulting with us for two years following his departure as CFO and we will make good use of that continuing opportunity. We are more than fortunate that Mike Costa will be ascending to the CFO position after being promoted to Chief Accounting Officer this past January. Mike has been on the Sabra team since the beginning and Talya and I are excited to be working with Mike in his enhanced role. Mike has stepped up for us in every possible way over the years and we expect a smooth transition. Importantly, there will be no disruption to the culture at Sabra which more than anything ultimately defines who we are.”

Commenting on the decision to retire, Mr. Andrews said, “I want to share my appreciation to Rick for his friendship and leadership and the opportunity he provided me to be a part of this amazing team. It has been an exciting and rewarding experience working with Rick, Talya, Mike, the board and the rest of the team these past eleven years. I am particularly pleased to make good on my commitment to Mike Costa eleven years ago to mentor him on his journey to achieve his professional goals and afford him the opportunity to take this next step in his career with Sabra. I am confident he will be outstanding in his new role.”

About Sabra
Sabra Health Care REIT, Inc., a Maryland corporation, operates as a self-administered, self-managed real estate investment trust (a "REIT") that, through its subsidiaries, owns and invests in real estate serving the healthcare industry throughout the United States and Canada.
Investor & Media Inquiries: 1-888-393-8248 or investorinquiries@sabrahealth.com